Filed pursuant to rule 424(B)(3)
Registration Statement No. 333-115759
PROSPECTUS SUPPLEMENT NO. 3
(TO PROSPECTUS DATED SEPTEMBER 17, 2004)
PROSPECTUS
UP TO 4,502,010 SHARES OF
SPECTRUM PHARMACEUTICALS, INC.
COMMON STOCK
     This prospectus supplement no. 3 relates to the offer and sale of up to 4,502,010 shares of our common stock by the selling stockholders named in the prospectus dated September 17, 2004, as supplemented by prospectus supplement no. 1 dated October 11, 2006 and prospectus supplement no. 2 dated November 22, 2006 (the “Prospectus”). This prospectus supplement no. 3 should be read in conjunction with the Prospectus.
     The information appearing in the table below, as of the date hereof, supplements the information in the table appearing under the heading “Selling Stockholders” in the Prospectus, and, where the name of the selling stockholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding the selling stockholder supersedes the information in the Prospectus.

	Shares of Common Stock			Shares of Common Stock
	Beneficially Owned			Beneficially Owned
	Before Offering		Number of Shares	Following the Offering(3)
		% of	of Common Stock
Name	Number	Class(1)(2)	Offered Hereby	Number	% of Class
OTA LLC (4)	1,103,734	3.46%	385,000	718,734	2.25%
Crestview Capital Master, LLC (5)	655,986	2.09%	46,520	609,466	1.94%
(1)	For the purposes of calculating the percent of class beneficially owned by a selling stockholder, shares of common stock which may be issued to that selling stockholder within 60 days of May 25, 2007 are deemed to be outstanding.

(2)	Pursuant to the terms of the warrant transferred to the selling stockholder identified above, the number of shares of our common stock that may be acquired by such selling stockholder upon exercise of the warrant is limited so that, following such exercise, the number of shares of our common stock then beneficially owned by such holder and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s ownership for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, does not exceed 4.99% of the total number of shares of our common stock then outstanding, unless the selling stockholder provides 61 days’ prior written notice to the company of its intent to acquire a number of shares that would cause it to exceed the beneficial ownership cap of 4.99% described above..

(3)	Assumes the sale by the selling stockholders of all of the shares of common stock available for resale under the prospectus.

(4)	Ira Leventhal, the senior managing director of OTA LLC, has voting and investment power over the securities beneficially owned by OTA LLC.

(5)	Crestview Capital Partners, LLC (“CCP”) is the sole managing member of Crestview Capital Master, LLC (“CCM”) and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by CCM. CCP disclaims beneficial ownership of these securities. The Managing Members of CCP are Stewart Flink, Robert Hoyt and Daniel Warsh, each of whom may be deemed to have voting and dispositive power over securities beneficially owned by CCM, and each of whom also disclaims beneficial ownership of these securities. Mr. Flink is an affiliate of a broker-dealer and it has been confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no arrangements with any other persons, whether directly or indirectly, to dispose of the securities.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS”IN OUR FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006 AND OTHER DOCUMENTS INCORPORATED BY REFERENCE INTO THE PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 25, 2007